                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                           SCHEDULE 13G

            Under the Securities Exchange Act of 1934
                       (Amendment No.  2 )*


                            AIRGAS, INC.
            -------------------------------------------
                         (Name of Issuer)


                           COMMON STOCK
            ------------------------------------------
                  (Title of Class of Securities)


                           009363 10 2
                   --------------------------
                         (CUSIP Number)

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                 (Continued on following page(s))

                       Page 1 of  12  Pages

       CUSIP No.  009363 10 2      13G            Page  2  of  12  Pages
                  -----------                         -----  -----
       -------------------------------------------------------------------
       1.   NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            McClain Corporation

       -------------------------------------------------------------------
       2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) |X|
                                                                 (b) | |
       -------------------------------------------------------------------
       3.   SEC USE ONLY

       -------------------------------------------------------------------
       4.   CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
       -------------------------------------------------------------------
                           5.   SOLE VOTING POWER

                                -0-
                           -----------------------------------------------
        NUMBER OF          6.   SHARED VOTING POWER
          SHARES
       BENEFICIALLY             1,580,000
         OWNED BY          -----------------------------------------------
           EACH            7.   SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                -0-
           WITH            -----------------------------------------------
                           8.   SHARED DISPOSITIVE POWER

                                1,580,000
       -------------------------------------------------------------------
       9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,580,000
       -------------------------------------------------------------------
       10. CHECK  BOX IF THE AGGREGATE  AMOUNT  IN  ROW  (9)  EXCLUDES
           CERTAIN SHARES*                                          | |

       -------------------------------------------------------------------
       11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.04%
       -------------------------------------------------------------------
       12. TYPE OF REPORTING PERSON*

           CO
       -------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

       CUSIP No.  009363 10 2      13G            Page  3  of  12  Pages
                  -----------                         -----  -----
       -------------------------------------------------------------------
       1.   NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Arthur W. McClain

       -------------------------------------------------------------------
       2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) |X|
                                                                 (b) | |
       -------------------------------------------------------------------
       3.   SEC USE ONLY

       -------------------------------------------------------------------
       4.   CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
       -------------------------------------------------------------------
                           5.   SOLE VOTING POWER

                                58,200
                           -----------------------------------------------
        NUMBER OF          6.   SHARED VOTING POWER
          SHARES
       BENEFICIALLY             1,580,000
         OWNED BY          -----------------------------------------------
           EACH            7.   SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                58,200
           WITH            -----------------------------------------------
                           8.   SHARED DISPOSITIVE POWER

                                1,580,000
       -------------------------------------------------------------------
       9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,638,200
       -------------------------------------------------------------------
       10. CHECK  BOX IF THE AGGREGATE  AMOUNT  IN  ROW  (9)  EXCLUDES
           CERTAIN SHARES*                                          | |

       -------------------------------------------------------------------
       11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.22%
       -------------------------------------------------------------------
       12. TYPE OF REPORTING PERSON*

           IN
       -------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

       CUSIP No.  009363 10 2      13G            Page  4  of  12  Pages
                  -----------                         -----  -----
       -------------------------------------------------------------------
       1.   NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Helen S. McClain

       -------------------------------------------------------------------
       2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) |X|
                                                                 (b) | |
       -------------------------------------------------------------------
       3.   SEC USE ONLY

       -------------------------------------------------------------------
       4.   CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
       -------------------------------------------------------------------
                           5.   SOLE VOTING POWER

                                -0-
                           -----------------------------------------------
        NUMBER OF          6.   SHARED VOTING POWER
          SHARES
       BENEFICIALLY             1,580,000
         OWNED BY          -----------------------------------------------
           EACH            7.   SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                -0-
           WITH            -----------------------------------------------
                           8.   SHARED DISPOSITIVE POWER

                                1,580,000
       -------------------------------------------------------------------
       9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,580,000
       -------------------------------------------------------------------
       10. CHECK  BOX IF THE AGGREGATE  AMOUNT  IN  ROW  (9)  EXCLUDES
           CERTAIN SHARES*                                          | |

       -------------------------------------------------------------------
       11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.04%
       -------------------------------------------------------------------
       12. TYPE OF REPORTING PERSON*

           IN
       -------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

       CUSIP No.  009363 10 2      13G            Page  5  of  12  Pages
                  -----------                         -----  -----
       -------------------------------------------------------------------
       1.   NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Scott D. McClain

       -------------------------------------------------------------------
       2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) |X|
                                                                 (b) | |
       -------------------------------------------------------------------
       3.   SEC USE ONLY

       -------------------------------------------------------------------
       4.   CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
       -------------------------------------------------------------------
                           5.   SOLE VOTING POWER

                                12,500
                           -----------------------------------------------
        NUMBER OF          6.   SHARED VOTING POWER
          SHARES
       BENEFICIALLY             1,580,000
         OWNED BY          -----------------------------------------------
           EACH            7.   SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                12,500
           WITH            -----------------------------------------------
                           8.   SHARED DISPOSITIVE POWER

                                1,580,000
       -------------------------------------------------------------------
       9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,592,500
       -------------------------------------------------------------------
       10. CHECK  BOX IF THE AGGREGATE  AMOUNT  IN  ROW  (9)  EXCLUDES
           CERTAIN SHARES*                                          | |

       -------------------------------------------------------------------
       11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.08%
       -------------------------------------------------------------------
       12. TYPE OF REPORTING PERSON*

           IN
       -------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

       CUSIP No.  009363 10 2      13G            Page  6  of  12  Pages
                  -----------                         -----  -----
       -------------------------------------------------------------------
       1.   NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Kelly W. McClain

       -------------------------------------------------------------------
       2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) |X|
                                                                 (b) | |
       -------------------------------------------------------------------
       3.   SEC USE ONLY

       -------------------------------------------------------------------
       4.   CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
       -------------------------------------------------------------------
                           5.   SOLE VOTING POWER

                                2,630
                           -----------------------------------------------
        NUMBER OF          6.   SHARED VOTING POWER
          SHARES
       BENEFICIALLY             1,583,960
         OWNED BY          -----------------------------------------------
           EACH            7.   SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                2,630
           WITH            -----------------------------------------------
                           8.   SHARED DISPOSITIVE POWER

                                1,583,960
       -------------------------------------------------------------------
       9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,586,590
       -------------------------------------------------------------------
       10. CHECK  BOX IF THE AGGREGATE  AMOUNT  IN  ROW  (9)  EXCLUDES
           CERTAIN SHARES*                                          | |

       -------------------------------------------------------------------
       11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.06%
       -------------------------------------------------------------------
       12. TYPE OF REPORTING PERSON*

           IN
       -------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

       CUSIP No.  009363 10 2      13G            Page  7  of  12  Pages
                  -----------                         -----  -----
       -------------------------------------------------------------------
       1.   NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Margaret S. McClain

       -------------------------------------------------------------------
       2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) |X|
                                                                 (b) | |
       -------------------------------------------------------------------
       3.   SEC USE ONLY

       -------------------------------------------------------------------
       4.   CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
       -------------------------------------------------------------------
                           5.   SOLE VOTING POWER

                                2,500
                           -----------------------------------------------
        NUMBER OF          6.   SHARED VOTING POWER
          SHARES
       BENEFICIALLY             1,580,000
         OWNED BY          -----------------------------------------------
           EACH            7.   SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                2,500
           WITH            -----------------------------------------------
                           8.   SHARED DISPOSITIVE POWER

                                1,580,000
       -------------------------------------------------------------------
       9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,582,500
       -------------------------------------------------------------------
       10. CHECK  BOX IF THE AGGREGATE  AMOUNT  IN  ROW  (9)  EXCLUDES
           CERTAIN SHARES*                                          | |

       -------------------------------------------------------------------
       11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.05%
       -------------------------------------------------------------------
       12. TYPE OF REPORTING PERSON*

           IN
       -------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 009363 10 2          13G              Page   8   of   12  Pages
          -----------                                -----     -----
- --------------------------------------------------------------------------

Item 1(a) Name of Issuer
          --------------

          Airgas, Inc.


Item 1(b) Address of Issuer's Principal Executive Offices
          -----------------------------------------------

          Five Radnor Corporate Center
          Suite 550
          100 Matsonford Road
          Radnor, Pennsylvania 19087


Item 2(a) Name of Person Filing
          ---------------------

          This Schedule 13G is being jointly filed by the McClain
          Corporation, Arthur W. McClain, Scott D. McClain, Kelly W.
          McClain, Margaret S. McClain and Helen S. McClain (collectively the "Reporting Persons").


Item 2(b) Address of Principal Business Office for all of the Reporting Persons is:
          ------------------------------------------------------------

          McClain Corporation
          304 West Jackson Street
          Woodstock, Illinois 60098


Item 2(c) Citizenship
          -----------

          With regard to McClain corporation: The state of incorporation is Delaware.

          With regard to all Reporting Persons:
          United States

CUSIP No. 009363 10 2          13G              Page   9    of   12   Pages
          -----------                                -----     -----
- --------------------------------------------------------------------------

Item 2(d) Title of Class of Securities
          ----------------------------

          Common Stock, par value $.01 per share


Item 2(e) CUSIP Number
          ------------

          009363 10 2


Item 3    Not Applicable

Item 4    Ownership
          ---------

          (a) and (b) McClain Corporation beneficially owned an aggregate of 1,580,000 shares of the Issuer's Common Stock, or approximately 5.04% of the shares outstanding as of December 31, 1994.

          (b) Number of Shares as to which McClain Corporation has:
                (i) sole power to vote or to direct the vote: 0;
               (ii) shared power to vote or to direct the vote: 1,580,000;
              (iii) sole power to dispose or to direct the disposition of: 0;
               (iv) shared power to dispose or to direct the disposition
                    of: 1,580,000;


Item 5    Ownership of Five Percent or Less of a Class
          --------------------------------------------

          Not applicable


Item 6    Ownership of More than Five Percent on Behalf of Another Person
          ---------------------------------------------------------------

          No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the issuer's shares which are the subject of this Amendment to Schedule 13G, except that with respect to the 6,290 shares beneficially owned by Kelly W. McClain, 3,200 shares are owned jointly with his spouse and 760 are owned by his spouse.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
          ------------------------------------------------------------------

          Not Applicable


Item 8    Identification and Classification of Members of the Group
          ---------------------------------------------------------

          Not Applicable

CUSIP No. 009363 10 2          13G              Page   10   of   12   Pages
          -----------                                ------    -------

Item 9    Notice of Dissolution of Group
          ------------------------------

          Not Applicable


Item 10   Certification
          -------------

          Not Applicable


Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



4/11/95
- -----------------------------------------------------------
Date


McClain Corporation


By: /s/ Scott D. McClain
   --------------------------------------------------------

Scott D. McClain, Vice President
- -----------------------------------------------------------
Name/Title


/s/ Arthur W. McClain
- ------------------------------------------------------------
Arthur W. McClain


/s/ Scott D. McClain
- ------------------------------------------------------------
Scott D. McClain


/s/ Kelly W. McClain
- ------------------------------------------------------------
Kelly W. McClain

CUSIP No. 009363 10 2          13G              Page   11   of   12   Pages
          -----------                                -------  -------
- --------------------------------------------------------------------------


/s/ Margaret S. McClain
- -----------------------------------------------------------
Margaret S. McClain


/s/ Helen S. McClain
- ------------------------------------------------------------
Helen S. McClain

CUSIP No. 009363 10 2          13G              Page   12   of   12   Pages
          -----------                                ------    -------
- --------------------------------------------------------------------------


                                  EXHIBIT "A"

                             Joint Filing Agreement

     The undersigned agree that the foregoing Amendment No. 2 to Schedule 13G, dated April 11, 1995 is being filed with the Securities and Exchange Commission on behalf of each of the undersigned pursuant to Rule 13d-1(f).


Dated: April 11, 1995


McClain Corporation


By: /s/ Scott D. McClain
   --------------------------------------------------------


Scott D. McClain, Vice President
- -----------------------------------------------------------
Name/Title



/s/ Arthur W. McClain
- ------------------------------------------------------------
Arthur W. McClain



/s/ Scott D. McClain
- ------------------------------------------------------------
Scott D. McClain



/s/ Kelly W. McClain
- ------------------------------------------------------------
Kelly W. McClain



/s/ Margaret S. McClain
- -----------------------------------------------------------
Margaret S. McClain



/s/ Helen S. McClain
- ------------------------------------------------------------
Helen S. McClain